VIASPACE Reports Financial Results for Third-Quarter 2011

Third-Quarter Revenues Increase 138% From Prior Year,
Gross Profit Increases 199% From Prior Year

IRVINE, Calif. — November 15, 2011—VIASPACE Inc. (OTC Bulletin Board: VSPC - News), a clean energy company growing Giant King™ Grass as a low-carbon, renewable biomass crop, today reported financial results for the third-quarter ended September 30, 2011.

Total revenue for third-quarter 2011 was $2,170,000, compared with total revenue for third-quarter 2010 of $912,000, an increase of $1,258,000 or 138%.

For the quarter, cost of revenues was $1,482,000, compared to $682,000 in third-quarter 2010. Gross profit for the quarter was $688,000, compared to gross profit of $230,000 for third-quarter 2010, an increase of $458,000 or 199%.

Total operating expenses for third-quarter 2011 were $857,000, including $814,000 of selling, general and administrative (SG&A) expense and $43,000 for operations. Total operating expenses for third-quarter 2010 were $982,000 and included $928,000 in SG&A and $54,000 for operations.

Operating loss for third-quarter 2011 was $169,000, compared to an operating loss of $752,000 in third-quarter 2010, an improvement of $583,000.

Third-quarter 2011 income taxes and other expense, net, was $38,000, compared to income taxes and other expense, net, of $70,000 for third-quarter 2010.

Net loss for the third-quarter 2011 was $207,000 compared to a net loss in third-quarter 2010 of $822,000, a decrease in net loss of $615,000. After effect of loss (income) attributed to noncontrolling interests, net loss attributed to the Company was $271,000 in third-quarter 2011 compared to net loss attributed to the Company of $770,000 in third-quarter 2010, an improvement of $499,000.

Net loss per share for third-quarter 2011 and third-quarter 2010 was less than $0.01 per share in each quarter.

VIASPACE Chief Executive Dr. Carl Kukkonen commented: “Reported revenues continue to be strong in the third quarter at $2.17 million and exceed prior year by 138%. Year to date revenues of $5.575 million exceed prior year by 114%. Our third-quarter financial performance allowed us to continue to expand and develop our Giant King™ Grass bioenergy activities. We are making progress in our grass business which we believe will play an important role in the future of global biomass electricity and biofuels.”

As was previously announced on November 7, 2011, the Company has signed a Memorandum of Understanding (MOU) with Seema Energy Co., Ltd, a renewable energy development company based in Thailand to jointly develop the detailed plan for a Giant King Grass plantation to fuel Seema’s proposed 90 MW biomass power plant in Thailand. VIASPACE and Seema will initially jointly develop a test plot to optimize cultivation of VIASPACE’s proprietary Giant King™ Grass in Thailand. The MOU provides for the supply of seedlings and development of a testing facility to assess and optimize Giant King Grass cultivation under Thai climate conditions. Giant King Grass has already been successfully grown in China.

Giant King Grass has similar characteristics to sugar cane but is not a food crop as it develops cellulosic material rather than sugar. It has been demonstrated to have the highest energy yield per hectare of potential energy crops.

About VIASPACE Inc.
VIASPACE is a clean energy company providing products and technology for renewable and alternative energy that reduce or eliminate dependence on fossil and high-pollutant energy sources. Through its majority-owned subsidiary VIASPACE Green Energy Inc., the Company grows Giant King Grass as a low-carbon fuel for electricity generating power plants, as a feedstock for bio methane production and cellulosic biofuels, and for other low-carbon, renewable energy products. For more information, please go to www.viaspace.com or contact Dr. Jan Vandersande, Director of Communications, at 800-517-8050 or IR@VIASPACE.com.

Safe Harbor Statement
Information in this news release includes forward-looking statements. These forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, without limitation, risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2010, as well as general economic and business conditions; the ability to acquire and develop specific products and technologies; changes in consumer and business demand for the Company’s products; competition from larger companies; changes in demand for alternative and clean energy; risks associated with international transactions; risks related to technological change; and other factors over which VIASPACE has little or no control.

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